                 STRUCTURED ADJUSTABLE RATE MORTGAGE LOAN TRUST
              MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2005-19XS


                                 TERMS AGREEMENT


                                                          Dated: August 29, 2005


To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of August 1, 2005 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of August 23, 2005 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation:      Series 2005-19XS.
-------------------      -----------------

Terms of the Series 2005-19XS Certificates: Structured Adjustable Rate Mortgage Loan Trust Mortgage Pass-Through Certificates, Series 2005-19XS, Class 1-A1, Class 1-A2A, Class 1-A2B, Class 1-A3, Class 2-A1, Class 2-A2, Class 2-A3, Class M1-I, Class M2-I, Class M3-I, Class M1-II, Class M2-II, Class M3-II, Class X-I, Class X-II and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund on the Closing Date (as defined below) will consist primarily of two pools of conventional, first lien, adjustable rate, fully amortizing, negative amortization residential mortgage loans having a total Scheduled Principal Balance (as defined in the Trust Agreement) as of the Cut-off Date of $1,754,587,677.76 (the "Mortgage Loans"). Only the Class 1-A1, Class 1-A2A, Class 1-A2B, Class 1-A3, Class 2-A1, Class 2-A2, Class 2-A3, Class M1-I, Class M2-I, Class M3-I, Class M1-II, Class M2-II and Class M3-II Certificates (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement: File Number 333-120575.

Certificate Ratings: It is a condition of Closing that at the Closing Date the Class 1-A1, Class 1-A2A, Class 1-A2B, Class 1-A3, Class 2-A1, Class 2-A2 and Class 2-A3 Certificates be rated "AAA" by Standard & Poor's, A division of The McGraw-Hill Companies, Inc. ("S&P"), and "Aaa" by Moody's Investors Service, Inc. ("Moody's" and together with S&P, the "Rating Agencies"); the Class M1-I Certificates be rated "AA" by S&P and "Aa3" by Moody's; the Class M2-I Certificates be rated "A" by S&P; the Class M3-I Certificates be rated "BBB" by S&P; the Class M1-II Certificates be rated "Aa2" by Moody's; the Class M2-II Certificates be rated "A2" by Moody's; and the Class M3-II Certificates be rated "Baa2" by Moody's.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc., (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for each class of the Offered Certificates shall be the applicable Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  August 1, 2005.

Closing Date: 10:00 A.M., New York time, on or about August 31, 2005. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor.

Counsel: Dechert LLP will act as counsel for the Underwriter.

Closing Notice Address: Notwithstanding anything to the contrary in the Standard Terms, the Closing shall take place at the offices of the counsel for the Underwriter, Dechert LLP, 30 Rockefeller Plaza, New York, NY 10112.

                      [SIGNATURE PAGE IMMEDIATELY FOLLOWS]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.


                                                LEHMAN BROTHERS INC.


                                                By: ___________________________
                                                    Name:  Mary Stone
                                                    Title: Vice President
Accepted:

STRUCTURED ASSET SECURITIES CORPORATION


By: _____________________________
    Name:  Michael C. Hitzmann
    Title: Vice President



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
                                                 Schedule 1
                                                 ----------


                                 Initial                                                       Approximate
                               Certificate                                                  Amount Purchased
                                Principal     Certificate Interest     Purchase Price      by Lehman Brothers
     Class                      Amount(1)             Rate               Percentage               Inc.
---------------------------------------------------------------------------------------------------------------
1-A1                          $687,421,000        Variable(2)               100%              $687,421,000
1-A2A                         $100,000,000        Variable(2)               100%              $100,000,000
1-A2B                         $146,326,000        Variable(2)               100%              $146,326,000
1-A3                          $108,842,000        Variable(2)               100%              $108,842,000
2-A1                          $365,330,000        Variable(2)               100%              $365,330,000
2-A2                          $130,910,000        Variable(2)               100%              $130,910,000
2-A3                          $ 47,188,000        Variable(2)               100%              $ 47,188,000
M1-I                          $ 54,993,000        Variable(2)               100%              $ 54,993,000
M2-I                          $ 27,496,000        Variable(2)               100%              $ 27,496,000
M3-I                          $ 14,894,000        Variable(2)               100%              $ 14,894,000
M1-II                         $ 48,406,000        Variable(2)               100%              $ 48,406,000
M2-II                         $  9,437,000        Variable(2)               100%              $  9,437,000
M3-II                         $  6,088,000        Variable(2)               100%              $  6,088,000

__________

(1)  These balances are approximate, as described in the prospectus supplement.

(2) These certificates will accrue interest based on adjustable interest rates, as described in the prospectus supplement.